EXHIBIT 10.37



Newbridge Contacts:
Media:              Christopher Fox (613) 591-3600
                    cfox@newbridge.com

Financial Analysts: John Lawlor (613) 591-3600
                    jlawlor@newbridge.com

Industry Analysts:  Carol Streeter (703) 736-5313
                    cstreeter@newbridge.com

FitzGerald Communications:
                    Gail Scibelli (617) 588-2228
                    gscibelli@fitzcomm.com



TeleHub Contacts:
Corporate:          Bob Weafer (847) 782-2497
                    bweafer@telehub.com

Financial Analysts: Andrew Coleman (847) 782-2105
                    acoleman@telehub.com

Media / Analysts:
           Edelman Public Relations Worldwide
                    Erin McKelvey (202) 312-1086
                    erin_mckelvey@dc.edelman.com

                    Kelly Kenneally (202) 326-1704
                    kelly_kenneally@dc.edelman.com



                              Rev. 4/5/99 3:00 p.m.
       Newbridge Networks and TeleHub Technologies Joint Venture Delivers
                            Converged Networks Today

            Newbridge Invests US $60 million; Company Leads Industry
                         with Dynamic Services Platform

KANATA, Ontario and GURNEE, Illinois, April 6, 1999 -- Newbridge Networks (NYSE:
NN; TSE:  NNC),  a leader in  multiservice,  multi-access  wide area  networking
(WAN), and TeleHub Technologies Corporation (TTC), specialists in call control software, today announced the formation of a joint venture to lead the market in the delivery of a family of intelligent call and service control products to address and accelerate the replacement of narrowband toll-tandem circuit switching with next generation broadband networks.

"We are focusing the energies of an aggressive new company on delivering this first-to-market solution without the constraints of an installed base of legacy narrowband switches," said Alan Lutz, president and chief operating officer, Newbridge Networks. "Our unique approach to address this important market and significant revenue opportunity signals a true inflection point for the industry."

The company will leverage the Newbridge(R) position as a leading vendor of multiservice, multi-access WAN solutions and TeleHub's innovative Virtual Access Services Platform(TM) (VASP(TM)) software suite. The joint product portfolio addresses the needs of both established and next generation service providers. It accelerates the convergence of voice and data services over an integrated and flexible broadband network architecture, while protecting a service provider's investment in legacy narrowband circuit switches by enabling a graceful evolution from this older technology.

"We are extremely pleased to enter into this important venture with Newbridge, which will have far-reaching impact on the industry," remarked Don Sledge, president and chief executive officer of TeleHub Communications Corporation. "Newbridge broadband WAN switches and TeleHub VASP program logic are currently processing more than 25 million minutes of voice traffic daily in our network. Combined, our solution meets current voice and bandwidth market needs, while offering a cost effective migration path for carriers to deliver multiple services over a single network infrastructure."

"The Newbridge-TeleHub solution for the new public network is an industry first. Equally important, it is available today," said Brian Jervis, executive vice president, Switching Products Group, Newbridge Networks, and chairman of the joint venture. "Carriers throughout the world are moving to cap their investment in Class 4 narrowband circuit switches. Our solution delivers highly scalable and flexible broadband networks for incumbent and alternate carriers."

Newbridge Networks and TeleHub Technologies Joint Venture              page 2
Delivers Converged Networks Today


TeleHub's VASP technology solution has been deployed in a next generation public carrier network for more than one year. VASP will now control and manage voice communications, including call processing and Signaling System 7 (SS7) interworking, across the Newbridge multiservice, multi-access platform. This joint architecture moves call processing functionality out of the relatively rigid and inflexible architecture of the traditional narrowband central office switches. This capability enables the service providers to effectively overcome the constraints of the existing public switched telephone network (PSTN) tandem switching infrastructure and integrate into on-demand voice, data and multimedia networks.

"Working with Newbridge, we are in a position to bring the full benefits of the next generation network to carriers. Our solution provides carriers with the ability to offer specialized voice and data services that complement traditional telephony," said John Strand, president of TeleHub Technologies Corporation and president and chief operating officer of the joint venture.

"Large established service providers require a highly scalable, flexible network architecture they can depend on to provide a wide variety of advanced services," said analyst, of analyst company. "Alternate service providers require a cost-effective solution to address their value-added service requirements. The Newbridge-TeleHub architecture is perfectly suited to both environments."

Newbridge and TeleHub will co-own the joint company, which will have its headquarters in Gurnee, Illinois. The management will report to a board of directors equally comprised of Newbridge and TeleHub executives. The initial staff will include more than 130 personnel from the parent companies.

Newbridge Networks designs, manufactures, markets and services networking solutions to organizations in more than 100 countries. The Company leverages its relationship with a growing family of Newbridge Affiliate companies, new ventures and strategic alliances with Siemens and 3Com Corporation to deliver seamless, end-to-end solutions. Newbridge customers include the world's 300 largest telecommunications service providers and more than 10,000 corporations, government organizations and other institutions. Founded in 1986, the Company employs more than 6,000 people on six continents. News and information are available at http://www.newbridge.com.

Located just outside of Chicago in Gurnee Illinois, TeleHub Technologies Corporation is a software development and networking technology company dedicated to providing cost effective, intelligent networking solutions for the carrier marketplace. More information is available at http://www.telehub.com.

                                     - end -

Newbridge and associated logo are registered trademarks of Newbridge Networks Corporation.

Please join us at the Newbridge web site (http://www.newbridge.com) or the TeleHub web site (http://www.telehub.com) for a RealAudio webcast and presentation. Visitors to our website will be able to access and replay the webcast until April 20th.

Should you wish to listen to this teleconference calling from within North America please call 1-800-553-3734. International callers please dial 1-303-267-1000. Please call in 10 minutes prior to the start of the call. An instant replay of the call will be available for 48 hours. To access the instant replay within North America please dial 800-625-5288; international callers please dial 303-804-1855 passcode 521387.